FORM 8-A


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                PURSUANT TO SECTION 12(b) OR (g) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                    INDIANA MICHIGAN POWER COMPANY
        (Exact name of registrant as specified in its charter)


           Indiana                                          35-0410455
   (State of incorporation                              (I.R.S. Employer
       or organization)                              Identification Number)


    One Summit Square, Fort Wayne, Indiana                   46801
      (Address of principal executive offices)            (Zip Code)



If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [X]


If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent Registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]


   Securities to be registered pursuant to Section 12(b) of the Act:

                                                     Name of each exchange
       Title of each class                            on which each class
       to be so registered                            is to be registered

Junior Subordinated Deferrable                      New York Stock Exchange
Interest Debentures, Series A
         due 2026


   Securities to be registered pursuant to Section 12(g) of the Act:

                                 None
                           (Title of Class)

Item. 1. Description of Securities to be Registered.

         The description of securities under the heading "DESCRIPTION OF NEW JUNIOR SUBORDINATED DEBENTURES" in the Registrant's Prospectus relating to the Registrant's 8% Junior Subordinated Deferrable Interest Debentures, Series A, due 2026, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is hereby incorporated by reference in said Registration Statement No. 333-01113.


Item 2.  Exhibits.

  1. Annual Report on Form 10-K for the fiscal year ended December 31, 1994 [File No. 1-3570].

  2.     None.

  3.     None.

  4. Registrant's Amended Articles of Acceptance, as amended [Annual Report on Form 10-K for fiscal year ended December 31, 1993, File No. 1-3570, Exhibit 3 (a)] and By-Laws, as amended [Annual Report on Form 10-K for the fiscal year ended December 31, 1990, File No. 1-3570, Exhibit 3(a)].

  5. Form of the Registrant's Global Security for 8% Junior Subordinated Deferrable Interest Debentures, Series A, due 2026.

  6. Indenture, dated as of March 1, 1996, between the Registrant and The First National Bank of Chicago, as Trustee, as supplemented by a First Supplemental Indenture, dated as of March 1, 1996, relating to the 8% Junior Subordinated Debentures, Series A, due 2026, is incorporated by reference from the Registrant's Form S-3 Registration Statement filed with the Securities and Exchange Commission on February 22, 1996 [Registration Statement No. 333-01113].

                               SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      INDIANA MICHIGAN POWER COMPANY
Date:  March 25, 1996                       (Registrant)



                                      By:______/s/ Armando A. Pena____
                                               Armando A. Pena
                                                  Treasurer




                           INDEX TO EXHIBITS


Exhibit
Number                           Exhibit


    5. Form of Registrant's Global Security for Series A Junior Subordinated Debentures.


[96DB0016.IMP]